UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2020 (March 16, 2020)

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13th Floor, Building B1, Wisdom Plaza Qiaoxiang Road, Nanshan District Shenzhen, Guangdong, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 755-86961405

No. 10 of Tuanjie 2nd Road, Beice, Humen, Dongguan, Guangdong, China 518000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2020, Fortune Valley Treasures, Inc. (“FVTI”), along with Jiujiu Group Stock Co., Ltd., a Seychelles company and a wholly-owned subsidiary of FVTI (“JJGS”), entered into an equity interest transfer agreement (the “Agreement”) with Valley Holdings Limited (“Valley Holdings”), a Hong Kong company, and Angel International Investment Holdings Limited (the “Seller”), a 70% shareholder of Valley Holdings. Valley Holdings owns approximately 88.44% of the equity interest of Valley Foods Holdings (Guangzhou) Co., Ltd. (“Valley Food”), which is a limited liability company incorporated in China and engaged in the business of food wholesale and production and sale of food additives in China.

Pursuant to the Agreement, JJGS agreed to purchase 70% of Valley Holdings’ equity interest (the “Equity Transfer”) from the Seller in consideration of shares of FVTI’s common stock (“Issuable Shares”) valued at $14 million (subject to adjustments in the event of Valley Holdings failing to meet a net profit of HK$5 million (approximately US$0.6 million) for the fiscal year ended December 31, 2019). According to the Agreement, the total number of Issuable Shares will be determined based on the closing price of FVTI’s common stock as of the business day immediately preceding the date of the Closing (as defined below).

The closing of the Equity Transfer (the “Closing”) is intended to occur on or before April 30, 2020 or such later date agreed upon in writing. The Closing is subject to certain conditions, including, but not limited to, (a) completion of due diligence review of Valley Holdings and its subsidiaries to the satisfaction of JJGS, (b) completion of the initial draft of the audited consolidated financial statements of Valley Holdings for the fiscal year ended December 31, 2019, (c) execution of non-competition agreements and confidentiality agreements with the senior management members of Valley Holdings and its subsidiaries, and (d) assignment to Valley Holdings all of the intellectual properties related to the operations of Valley Holdings and its subsidiaries.

Pursuant to the Agreement, FVTI will issue the Issuable Shares to the Seller within 30 business days after the later of the Closing and the issuance of audit report of Valley Holdings for the fiscal year ended December 31, 2019, pursuant to a separate subscription agreement to be entered into by FVTI and the Seller or its designee.

To ensure the continuous operations of Valley Holdings and its subsidiaries, the parties agreed that Valley Holdings and its subsidiaries will retain their existing employees and will enter into non-competition and employment agreements with all the management members of Valley Holdings and its subsidiaries. The parties further agreed that Valley Holdings will not make any profit distribution within three years after the execution of the Agreement. JJGS or the Seller may terminate this Agreement in writing in the event that any closing condition is not met before April 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2020

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Yumin Lin
Name:	Yumin Lin
Title:	Chief Executive Officer, President and Secretary